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                                                                    EXHIBIT 99.1


The following is the text of a press release issued by Service Merchandise Company, Inc. on February 3, 1998, relating to the adoption of a shareholder rights plan.

         Nashville, Tennessee, February 3, 1998 -- Service Merchandise Company, Inc. (NYSE: SME) announced that its Board of Directors has adopted a shareholder rights plan which effectively replaces, without substantial changes, the existing rights agreement scheduled to expire on February 8, 1998. Under the plan, each shareholder will receive a distribution of one Series A Junior Preferred Stock Purchase Right for each outstanding share of Service Merchandise Common Stock.

         The distribution of the Rights is designed to deter coercive takeover tactics and other abusive tactics of a potential acquiror to gain control of Service Merchandise without dealing with all shareholders on a fair and equal basis.

         Shareholders will receive preferred stock purchase rights as a dividend at the rate of one Right for each share of Common Stock held as of the close of business on February 9, 1998. These Rights are scheduled to expire on February 2, 2008.

         Each Right will entitle the shareholder, under alternative circumstances, to buy either securities of Service Merchandise or securities of an acquiring company (depending on the form of the transaction) at an exercise price that will be half of the market value of such securities at the time.

         The Rights can be exercised only if a person or group acquires 15 percent or more of the Company's outstanding Common Stock or launches a tender or exchange offer that would result in ownership of 15 percent or more of the Company's outstanding Common Stock. Each Right takes the form of the right to buy one one-hundredth of a share of Series A Junior Preferred Stock. A complete description of the plan will be filed with the Securities and Exchange Commission.

         Service Merchandise is a leading retailer of fine jewelry and today's lifestyle home products. The Company offers dominant selections of name brand products and value pricing in categories of fine jewelry, kitchen and dining, home accents and furniture, looking healthy/staying healthy, season to season, travel shop, electronics and kid essentials. The Brentwood, Tennessee-based Company employs approximately 25,000 associates and operates 357 stores across the country.




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